EXHIBIT 99.1


           WIRELESS ONE, INC. RECEIVES NEW FINANCING COMMITMENT

    $36 MILLION AGREEMENT WOULD PROVIDE FUNDS NEEDED TO EXIT BANKRUPTCY



JACKSON, MISS., May 18, 1999 - Wireless One, Inc. (OTC Bulletin Board: WIRL) announced today that it has received a commitment letter from Cerberus Capital Management L.P. for $36 million of financing that would provide the Company with the funds needed to implement a plan of reorganization.

The Company said it would use the financing to repay approximately $20.5 million of indebtedness, including interest and fees, under the Company's existing debtor-in-possession credit facility and to fund the working capital needs of the Company.

"The new financing is a key part of the Company's strategy to restructure its balance sheet and exit bankruptcy a stronger, more viable company," said Henry Burkhalter, President and CEO of Wireless One. "The financing gives us the working capital necessary to further develop our broadband wireless spectrum designed to provide high speed internet access, data transmission and telephony services to commercial accounts and customers throughout our Southeastern eleven-state footprint."

The financing, which, except in certain circumstances, would mature two years from the closing date, will accrue interest at 13 percent per annum, payable quarterly in arrears. The financing provides for a three percent commitment fee payable at closing (or under certain other circumstances provided in the commitment letter) and a three percent facility fee payable upon maturity or earlier repayment of the financing. The lender will also receive warrants to purchase 2.5 percent of the fully-diluted common stock of the reorganized Company at a nominal price.

The Company has filed a motion in the United States Bankruptcy Court for the District of Delaware for approval of the commitment letter and has requested that a hearing on the matter be held before the end of this month. A subsequent hearing, which the Company has requested for June 25, 1999, will be required to approve the financing. The closing of the financing is subject to a number of conditions, including approval by the Bankruptcy Court and negotiation of final documentation.

As announced on May 14, 1999 and described in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, the Company is reviewing the appropriateness of the provisions of the proposed plan of reorganization that the Company filed with the Bankruptcy Court on March 15, 1999 in light of recent developments in the Company's industry. If the financing is consummated, the lender would have the right to approve any revisions to the plan of reorganization proposed by the Company, except that the lender would not have the right to approve the allocation of the equity of the reorganized Company.


THE COMPANY

Wireless One, Inc.'s exclusive licenses in the MMDS and WCS spectrums enable the Company to provide digital broadband (i.e., high-capacity) wireless access (commonly known as "BWA") services (such as high-speed Internet connection, data transmission and telephone). In addition, the Company provides analog wireless multichannel subscription television programming (commonly known as "wireless cable") services primarily in small to mid-size markets in the southern and southeastern United States.

The Company also has a marketing alliance with DIRECTV, Inc. that enables it to provide expanded television programming via Direct Broadcast Satellite signal.


FORWARD-LOOKING STATEMENTS

Certain statements made in this press release, including statements that are not a statement of historical fact, may constitute "forward-looking" statements as defined in the Securities Act of 1933, as amended. Such statements include, without limitation, statements regarding future liquidity, cash needs and alternatives to address capital needs, and are indicated by words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe, "we intend," and similar words or phrases.

Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, the final terms and conditions of the proposed financing, Bankruptcy Court approval and any other approvals required for the proposed financing, any other matters requiring Bankruptcy Court or other approvals, the future amount of the Company's negative cash flow, the future results of the Company's operations, resolution of the Company's supply need for modems used in the Company's high speed Internet product, business opportunities that may be presented to and pursued by the Company, changes in laws or regulations, uncertainty of the Company's ability to obtain FCC authorizations, competition, physical limitations of wireless cable transmission, changes in general business and economic conditions in the Company's operation regions and issues arising from Year 2000 information technology matters, many of which are beyond the control of the Company. Further information regarding these and other factors that might cause future results to differ from those projected in the forward-looking statements is described in more detail under the heading "Factors That May Affect Future Results of the Company" in the Company's Form 10-K for the year ended December 31, 1998 and under the heading "Management's Discussion and Analysis" in the Company's Form 10-Q for the quarter ended March 31, 1999.



                             # # #



Editors Note: More information about Wireless One is available on the internet at www.wirelessone.com.